Exhibit 10.18

English Translation

Beijing Sohu New Era Information

Technology Co. Ltd.

(as Transferor)

And

Beijing Gamease Age Digital Technology Co.,

Ltd.

(as Transferee)

Asset Transfer Agreement

November 23, 2007

Content

1.	THE TRANSFER OF THE ACQUISITION	3

2.	CLOSING DATE	3

3.	THE PRICE OF ACQUISITION AND PAYMENT	3

4.	PRECONDITIONS	3

5.	COMPLETION, DELIVERY AND REGISTRATION	4

6.	REPRESENTATIONS, WARRANTS AND COVENANTS	4

7.	TAXATION AND EXPENSES	6

8.	BREACH OF CONTRACT	6

9.	FORCE MAJEURE	6

10.	NOTICE	6

11.	APPLICABLE LAW AND DISPUTE RESOLUTION	7

12.	MISCELLANEOUS	7

Asset Transfer Agreement

This Asset Transfer Agreement (the “Agreement”) is entered into by and between the following parties on November 23, 2007 in Beijing:

(1)	Beijing Sohu New Era Information Technology Co., Ltd. (“Party A”), with its registered address of 15F, SOHU Network Tower, No.1 Zhongguancun East Road, Haidian District, Beijing and its legal representative of Chaoyang ZHANG; and

(2)	Beijing Gamease Age Digital Technology Co., Ltd. (“Party B”), with its registered address of Room 1209, Building 3, No.3 Xijing Road, Badachu Hi-Tech Park, Shijingshan District, Beijing and its legal representative of Tao WANG.

WHEREAS,

Party A agrees to transfer its assets to Party B, and Party B agrees to accept the assets and relevant business pursuant to this Agreement.

NOW, THEREFORE, the Parties reach the following agreement through friendly consultations:

1.	The Transfer of the Acquisition

According to the terms and conditions of this Agreement, Party A agrees to transfer the servers and other assets to Party B at the Closing Date (as defined in Article 2 hereunder), and the detailed asset transfer list is attached to this Agreement: the assets indicated in the list hereinafter shall be referred to as Target. Party B agrees to accept the Target from Party A at the Closing Date.

2.	Closing Date

Party A and Party B shall complete the transaction of transferring all assets under this Agreement as of November 30, 2007, which shall be the Closing Date.

3.	The Price of Acquisition and Payment

3.1	The Parties confirm that the total price of the Target which Party B accepts from Party A is RMB 2,586,589.92 (“Purchase Price”), and the details are referred to the appendix hereto: Assets Transfer List.

3.2	Party A shall pay Party B the Purchase Price in full within 60 days upon the stratification of precondition as indicated in Clause 4.1.

4.	Preconditions

4.1	The performance of Party B’s obligation for paying the Purchase Price shall be done after the following conditions are satisfied:

4.1.1	Party A has delivered the Target to Party B according to the provisions in Article 5 under this Agreement;

4.1.2	Until the due date (the payment date is included), Party A does not violate its statements, representations, warrants and covenants.

5.	Completion, Delivery and Registration

5.1	Upon the completion of transaction is that Party A handed over all the assets under this Agreement to Party B according to Article 2. Once Party A hands over the assets to Party B, Party B will acquire the ownership of the acquisition. Thus, Party B has all the right to possess, operate, deposit the acquisition and also has the right to obtain the proceeds from the acquisition.

5.2	If Party B pays the price of acquisition in full according to Article 3.2 in this Agreement, Party A shall hand over the acquisition and all the documents relating to the acquisition which Party B claims reasonably (“the documents”); According to the reasonable claims by Party B, Party A shall provide Party B with all the technical data and technical documents regarding the acquisition.

5.3	Party A is obligated to perform and complete all the relevant procedures for the transfer of the assets, in order to make sure Party B could acquire all the rights of the acquisition when Party B has completed the transaction under Article 5.1.

6.	Representations, Warrants and Covenants

6.1	Party A represents and guarantees to Party B the followings from the signing date of this Agreement to the Closing Date:

6.1.1	it has full capacity, power and authority (including necessary approvals from government and internal approvals of company) to execute and perform this Agreement hereunder;

6.1.2	this Agreement shall have legal bond to such party upon the execution this Agreement;

6.1.3	no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against or affected to its performance of its obligations under this Agreement;

6.1.4	Party A is the sole legal owner and operator of the Target. Party A has all right and authority to dispose the Target. Not mortgage, pledge, guaranty, lien or any other form of guarantee or mortgage or encumbrance exist in all or part of Target; no agreements or undertakings, which may cause the occurrence of such mortgage, pledge, guaranty, lien or any other form of guaranty or mortgage or encumbrance, and no claims by anyone regarding such mortgage, pledge, guaranty, lien or any other form of guaranty or mortgage or encumbrance.

6.1.5	The hardware, software and other technology facilities under the Target comply with the standards of product instructions, and there is no logic bomb, virus and other serious problems to the extent of Party A’s knowledge. Party A has established effective routine system to protect it from illegal invasion and virus attack, and took effective measures to backup relevant software and data.

6.1.6	Party A has duly paid up all the taxes and other fees relating to the Target or its procession and operation of the Target in accordance with PRC laws, regulations and rules by relevant governmental authority, and there is no obligation for paying existed or contingent or to be incurred taxes and other fees regarding the Target.

6.1.7	All materials relating to the Target possessed by Party A which may have a material adverse effect on the performance by Party A pursuant to this Agreement, or which may materially affect the intent of Party B to execute this Agreement while disclosing such material to Party B, Party A have disclosed in full to Party B, and all material provided by Party A to Party B are complete, correct and do not contain any false, untrue, or misleading representation.

6.2	Party B represents and warrants to Party A the followings from the signing date of this Agreement to the Closing Date:

6.2.1	it has full capacity, power and authority (including necessary approvals from government and internal approvals of company) to execute and perform this Agreement hereunder;

6.2.2	this Agreement shall have legal bond to such party upon the execution this Agreement;

6.2.3	no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against or affected to its performance of its obligations under this Agreement.

6.3	Party B hereby undertake the followings from the signing date of this Agreement to the Closing Date:

6.3.1	it shall complete the preconditions provided in Clause 4.1 of this Agreement;

6.3.2	it shall deliver the Target and closing documents to Party B, and complete relevant procedures for registration in accordance with Article 5 of this Agreement;

6.4	Party A further undertakes the followings upon the execution of this Agreement:

6.4.1	it shall not cause any liabilities on the Target, or create any mortgage, pledge, lien or any other form of encumbrance on the Target;

6.4.2	it shall not conduct any actions which are conflicted with the obligation pursuant to this Agreement.

6.5	The breaches of its representations, warranties and covenants under this Agreement by either party would constitute the breach of contract by such party, then the performing Party has the right to requested the defaulting party to provide appropriate remedies and perform this Agreement; and the performing party has the right to request the compensation from the defaulting party for any direct economic damages caused by breach of contract.

7.	Taxation and Expenses

7.1	The Parties agree that all taxes incurred by each party hereto due to the execution and performance of this Agreement shall be borne by such party according to the relevant provisions of PRC laws and regulations.

7.2	Each party shall afford the expenses relating to this Agreement respectively.

8.	Breach of Contract

In the event of any breach of contract by either party, such party shall be liable for the liability for breach of contract according to this Agreement and provisions of applicable laws. If more than one party breaches the contract, every party shall be liable for the liability for breach of contract respectively. Notwithstanding the above provisions, neither Party shall be liable to the other Party for any indirect losses or damages in connection with this Agreement.

9.	Force Majeure

Any event beyond the reasonable control of the Parties which is unforeseen, insurmountable and unavoidable directly prevents the performance of the Agreement by either party, which shall not be deemed as breach of contract. If an event of Force Majeure occurs, a Party affected by such event shall promptly notify the other Party of such event of force majeure and furnish sufficient proof evidencing the occurrence of such event of force majeure.

10.	Notice

Any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be in written and shall be sent by courier or via facsimile, and the correspondence by courier service shall be the authentic. If notification, communication or correspondence pursuant to this Agreement is sent by courier, 7 days after the date of dispatch shall be deemed to have been delivered; if by fax, upon the next day after being sent shall be deemed to have been delivered, and confirmation of transmission report. All the notifications or correspondences shall be delivered to the following address, until one party notifies the other in written for changing the address:

Party A:	Beijing Sohu New Era Information Technology Ltd
Address: 15F, SOHU Network Tower, No.1 Zhongguancun East
Road, Haidian District, Beijing
Post code: 100084
Attention: Lifan LIU

Party B:	Beijing Gamease Age Digital Technology Co., Ltd.
Address: Room 1197, Building 3, No.3 Xijing Road, Badachu
Hi-Tech Park, Shijingshan District, Beijing
Post code: 100041
Attention: Xuying GUO

11.	Applicable Law and Dispute Resolution

11.1	This Agreement shall be governed by and construed under the PRC laws which has been promulgated and been available in public, but if the promulgated and available PRC laws have no stipulation for the relevant matters, it shall refer to the general international commercial practice.

11.2	If any dispute arises out of or related to this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations.

11.3	Should the disputes fail to be settled through negotiations within 60 days after one party notifies the other party of dispute matters, each Party may submit such dispute to the Beijing Arbitration Commission for arbitration in Beijing according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

12.	Miscellaneous

12.1	This Agreement shall become effective upon the execution of this Agreement by the authorized representatives of the Parties. Any amendment, waiver, cancellation or termination made to any provision of this Agreement shall be in written, which shall take effect upon the execution by the Parties.

12.2

Unless one party of this Agreement agrees, the other party shall not disclose, use or apply any form of information relating to any party and/or this Agreement, including but not limited to the execution and the content of this Agreement. After the termination of this Agreement, the obligations of confidentiality under this Clause shall still be valid. However, this Clause provides herein: (1) not apply to such material or information that one party discloses the confidential data to its affiliated companies, professional consultants and employees, but on this circumstance, one party shall only provide them to persons or entities that are necessary to know them due to reasonable business; (2) shall not prevent any party from issuing or disclosing them in accordance with applicable laws, regulations or the relevant rules of the securities exchange.

12.3	This Agreement hereto constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement, and supersedes any prior intent, representation and understanding, and no modification or revision shall be made without the execution by the authorized representative of Parties in writing.

12.4	The rights and obligations of each party pursuant to this Agreement shall not be transferred.

12.5	To the extent permitted by PRC laws, each Party’s failure to exercise or delay in exercising any right under this Agreement shall not operate as a waiver thereof, and any single or partial exercise of any right shall not preclude the exercise of any other right.

12.6	All provisions of this Agreement are severable. If any provision of this Agreement is judged as invalid, illegal or non-enforceable, and the validity, legality and enforceability of any other provisions of this Agreement hereof shall not be affected or impaired in any way.

12.7	The original copy is in 4 copies; each party holds 2 copies respectively.

12.8	The appendix hereto constitutes an integral part of this Agreement and has the same legal effect with this Agreement.

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IN WITNESS THEREOF, each of the Parties hereto has caused this Agreement to be executed on the date first set forth above.

Party A: Beijing Sohu New Era Information Technology Co., Ltd.

(SEAL)

Party B: Beijing Gamease Age Digital Technology Co., Ltd.

(SEAL)